Exhibit 99.6

                  Leading Gourmet Supermarket Chain to Test ART
               International's Revolutionary Non-PVC Food Stretch
                                      Wrap

 Organic and Natural Supermarket Chain Becomes the Third Retailer to Use Diamant
                                      Film

Markham, Ontario, Canada - October 4, 2004 - ART International Corporation, (OTC
BB: ARIOF) is pleased to announce that its wholly-owned subsidiary, Diamant Film Inc, the North American distributor of a revolutionary non-PVC stretch wrap, has reached an agreement with the leading natural and organic foods supermarket retailer in the United States to test its eco-friendly food stretch film, Diamant(TM) film.

Currently, food wrap used in North America is Poly Vinyl Chloride ("PVC"). Diamant film is the world's first, plasticizer-free stretch film based on polystyrene. Diamant stretch film contains no PVC and is an excellent alternative to PVC film as it is comparable in quality and performance. The film is currently being tested extensively at three large supermarket chains.

According to Stefan Gudmundsson, Chief Executive Officer of Diamant film Inc., "We approached this retailer because of their outstanding commitment to social responsibility and quality. We are excited to begin this new testing program. With the health and environmental concerns surrounding the use of PVC and legislative pressure mounting, I feel there is tremendous demand building for this higher quality, environmentally friendly alternative. These pilot programs are an important first step in capturing the $700 million North American stretch film market. We continue to believe that we possess the only economically viable polystyrene alternative to PVC stretch film."

The Company plans to propel these pilot programs into contracts in the first quarter of 2005, with plans to sell directly to supermarkets and institutional clientele. Diamant has been approved by the Canadian Health Protection Branch for food contact and qualifies for the U.S. Food and Drug Administration non-objection status. Diamant film has recently been included in the TerraChoice EcoBuyer catalogue and received the EcoLogo, which indicates that the product is considered environmentally responsible.

About ART International Corporation
ART International Corporation through its wholly owned subsidiary, Diamant film Inc., has secured a ten-year agreement with Diamant Plastics Corporation for the exclusive marketing and distribution rights in the United States and Canada to Diamant film, a non-PVC food stretch film. Diamant film is the world's first, plasticizer-free stretch film based on polystyrene and the first food wrapping film that is environmentally friendly and recyclable.

For more information please visit our website, www.diamantfilm.com.

Safe Harbor
This release may contain forward-looking statements that involve uncertainties and risks. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expected or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by ART International Corporation including its periodic reports on Form 10-K, 10-Q and 8-K. ART International Corporation undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof.

Contact
Investor Relations for ART International:
David Zazoff - 800-596-8388